Exhibit 99.1

News Release

Media Contact:	Lauren C. Steele VP - Corporate Affairs 704-557-4551

FOR IMMEDIATE RELEASE	Symbol: COKE
December 20, 2007	Quoted: The NASDAQ Stock Market (Global Market)
Coca-Cola Consolidated Names James Harris CFO;
Steve Westphal promoted to EVP Operations & Systems
CHARLOTTE, N.C.— Dec. 20, 2007— Coca-Cola Bottling Co. Consolidated today announced that James E. Harris will be joining the company as Senior Vice President, Chief Financial Officer effective January 25, 2008. He has served on the Charlotte-based bottler’s Board of Directors since 2003.
Harris succeeds Steven D. Westphal, CFO since 2005, who is being promoted to the position of Executive Vice President, Operations and Systems.
Harris joins the Company from MedCath Corporation where he served as Executive Vice President & Chief Financial Officer. MedCath is a publicly traded entity which operates in 15 states with 4,500 employees.
J. Frank Harrison, III, Chairman and CEO, said, “I am very pleased that Jamie Harris has decided to join Coca-Cola Bottling Co. Consolidated. He brings a wealth of experience to the role and will add value immediately”.
William B. Elmore, President and COO, said, “The addition of Jamie to our Executive Leadership team serves to further strengthen what I believe is the best operating team in the business. Steve Westphal has been an outstanding CFO and will contribute greatly in his expanded capacity as Executive Vice President of Operations and Systems.”
Coca-Cola Consolidated’s 6,000 employees produce, market, and distribute a broad portfolio of non-alcoholic beverages, which include some of the most recognized and popular beverage brands in the world. Coca-Cola Consolidated is the second largest Coca-Cola bottler in the United States, operating in eleven states, primarily in the southeast. The Company’s product portfolio includes sparkling beverages, bottled water, teas, juices, coffee drinks, isotonics and energy drinks.
—Refresh-Hydrate-Enjoy—
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211